Exhibit 99.1
Encore Energy Partners Announces Agreements to Acquire Producing
Properties and Increase in Distribution
FORT WORTH, Texas — (BUSINESS WIRE) — May 18, 2009
Encore Energy Partners LP (NYSE: ENP) (the “Partnership” or “ENP”) announced today that it has entered into an agreement with an independent energy company to purchase natural gas producing properties in the Vinegarone Field in Val Verde County, Texas for $28 million in cash, subject to customary purchase price adjustments and closing conditions. In addition, the Partnership entered into an agreement with Encore Acquisition Company (NYSE: EAC) (“EAC”) to purchase oil and natural gas producing properties in the Williston Basin for $25.8 million in cash, subject to customary purchase price adjustments and closing conditions. The acquisitions will be effective April 1, 2009 and are expected to close by June 1, 2009. The transaction will be immediately accretive to ENP’s distributable cash flow per unit. Due to this accretion, the Partnership expects that the annualized distribution rate will increase from $2.00 per unit for the first quarter of 2009 to $2.05 per unit beginning with the distribution for the second quarter of 2009.
Combined Acquisition Parameters
The combined acquisition parameters for the Vinegarone and Williston Basin acquisitions are as follows:

Daily production	926 BOE/D
Total proved reserves	4.4 million BOE
Percentage proved developed	97%
Percentage natural gas	64%
Reserves to production ratio	13 years
Combined purchase price	$53.8 million
Jon S. Brumley, Chief Executive Officer and President of Encore Energy Partners GP LLC, stated, “Due to the Vinegarone’s less than 7% production decline, this asset is perfect for our MLP. It is an ideal bolt on to our current Val Verde Basin assets, and its low lifting costs of only $0.18 per Mcf allow this property to generate a high margin. The Williston Basin assets are also an ideal complement to the Vinegarone purchase and our MLP. The Williston properties are long-life and oily, giving the combined transaction a 50% oil-weighted product mix by revenue. Because the Williston assets are in 13 different fields, it greatly increases ENP’s footprint in the Williston. This will allow the partnership to take advantage of yet to be discovered zones and future technological enhancements. The transactions show that even in this tough market Encore Energy Partners is able to implement the plan that was laid out to investors in our IPO. Having high-margin, long-life properties and a large parent makes us unique and has created a resilient MLP that is able to take advantage of this uncertain market. We are fortunate to have this relationship with EAC.”

Distributions
As a result of the Partnership’s expanded property base and increased cash flow, the Partnership expects to increase the 2009 annualized distribution rate to $2.05 per unit (or $0.5125 per quarter), beginning with the second quarter of 2009. The acquisitions are expected to be 5 to 8 percent accretive to the distribution per unit at a 1.1 times coverage ratio for 2010 and beyond.
Property Details
The Vinegarone properties include shallow-declining mature assets that produce from the Strawn formation of the Permian Basin. The properties have estimated proved developed reserves of approximately 2.4 million barrels of oil equivalent (“BOE”), 100 percent of which are proved developed producing and 100 percent of which are natural gas. The properties currently produce approximately 3.0 million cubic feet of natural gas per day, or 507 BOE per day, and such properties are estimated to have a total reserves-to-production ratio of 13.0 years. The high-margin properties have lifting costs of approximately $1.08 per BOE with a decline rate of less than 7 percent. These properties will be 99 percent operated by the Partnership.
The Williston Basin properties produce from 13 different fields in Montana and North Dakota and include over 100 producing wells. The properties have estimated total proved reserves of approximately 2.0 million BOE, 93 percent of which are proved developed producing and 80 percent of which are oil. The properties currently produce approximately 419 BOE per day.
Hedging
In connection with the acquisitions, the Partnership entered into derivative contracts on a portion of the acquisitions’ proved developed producing volumes. The Partnership’s updated hedging positions are shown below.

Summary of Derivative Positions as of May 18, 2009:
Oil Derivative Contracts (a), (b)

	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)	(Bbls)	(per Bbl)

May — Dec. 2009	3,130	$110.00	440	$97.75	1,000	$68.70

2010	880	80.00	440	93.80	250	65.95
	2,000	75.00	1,000	77.23	—	—

2011	1,880	80.00	1,440	95.41	250	69.65
	1,000	70.00	—	—	—	—

2012	—	—	—	—	250	71.40
Natural Gas Derivative Contracts (a)

	Average	Weighted	Average	Weighted	Average	Weighted
	Daily	Average	Daily	Average	Daily	Average
	Floor	Floor	Cap	Cap	Swap	Swap
Period	Volume	Price	Volume	Price	Volume	Price
	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)	(Mcf)	(per Mcf)

May — Dec. 2009	3,800	$8.20	3,800	$9.83	—	$—
	5,600	7.06	—	—	—	—

2010	3,800	8.20	3,800	9.58	902	6.30
	4,698	7.26	—	—	3,000	6.15

2011	898	6.76	—	—	902	6.70
	—	—	—	—	3,000	6.15

2012	898	6.76	—	—	902	6.66
	—	—	—	—	3,000	6.15

(a)	Oil prices represent NYMEX WTI monthly average prices, while natural gas prices represent various price points.

(b)	In order to partially finance the cost of premiums on certain purchased floors, the Partnership may sell floors with a strike price below the strike price of the purchased floor, thereby entering into a floor spread. In the above table, the purchased floor component of these floor spreads are shown net and included with the Partnership’s other floor contracts. In addition to the floor contracts shown for 2009, the Partnership has a floor contract for 1,000 barrels per day at $63.00 per barrel and a short floor contract for 1,000 barrels per day at $65.00 per barrel.
The Board of Directors of the Partnership’s general partner approved the transaction with EAC based on a recommendation from its Conflicts Committee, which consists entirely of independent directors. Simmons & Company International and Griffis & Associates, LLC acted as financial advisors to ENP’s Conflicts Committee, and Simmons & Company International delivered a fairness opinion in connection with the transaction. Barclays Capital acted as financial advisor and rendered a fairness opinion to EAC’s Board of Directors in connection with the transaction.
About the Partnership
Encore Energy Partners LP was formed by Encore Acquisition Company to acquire, exploit, and develop oil and natural gas properties and to acquire, own, and operate related assets. ENP’s assets consist primarily of producing and non-producing oil and natural gas properties in the Big Horn Basin in Wyoming and Montana, the Williston Basin in North Dakota, the Permian Basin in West Texas, and the Arkoma Basin in Arkansas.
Cautionary Statement
This press release includes forward-looking statements, which give ENP’s current expectations or forecasts of future events based on currently available information. Forward-looking statements in this press release relate to, among other things, estimated reserves and production, estimated reserve-to-production ratio, decline rates, expected accretion to distributable cash flow per unit, expected distributions, expected margins, expected benefits from derivative contracts, expected risks related to the acquisitions, the expected closing of the transactions and the anticipated benefits therefrom, and any other statements that are not historical facts. The assumptions of management and the future performance of ENP are subject to a wide range of business risks and uncertainties and there is no assurance that these statements and projections will be met. Factors that could affect ENP’s business include, but are not limited to: the risks associated with drilling of oil and natural gas wells; ENP’s ability to find, acquire, market, develop, and produce new properties; the risk of drilling dry holes; oil and natural gas price volatility; derivative transactions (including the costs associated therewith and the ability of counterparties to perform thereunder); uncertainties in the estimation of proved, probable, and possible reserves and in the projection of future rates of production and reserve growth; inaccuracies in ENP’s assumptions regarding items of income and expense and the level of capital expenditures; uncertainties in the timing of exploitation expenditures; operating hazards attendant to the oil and natural gas business; drilling and completion losses that are generally not recoverable from third parties or insurance; potential mechanical failure or underperformance of significant wells; climatic conditions; availability and cost of material and equipment; the risks associated with operating in a limited number of geographic areas; actions or inactions of third-party operators of ENP’s properties; diversion of management’s attention from existing operations while pursuing acquisitions; availability of capital; the ability of lenders and derivative counterparties to fulfill their commitments; the strength and financial resources of ENP’s competitors; regulatory developments; environmental risks; uncertainties in the capital markets; general economic and business conditions (including the effects of the worldwide economic recession); industry trends; and other factors detailed in ENP’s most recent Form 10-K and other filings with the Securities and Exchange Commission. If one or more of these risks or uncertainties materialize (or the consequences of such a development changes), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. ENP undertakes no obligation to publicly update or revise any forward-looking statements.
Contacts
Encore Energy Partners LP, Fort Worth, TX
Bob Reeves, 817-339-0918
rcreeves@encoreacq.com
Kim Weimer, 817-339-0886
kweimer@encoreacq.com